Exhibit 10.7

EXECUTION COPY (B)

CHANGE IN CONTROL AGREEMENT

PARTIES:	SunGard Data Systems Inc., a Delaware corporation (the “Company”)

__________________________________(the “Executive”)

DATE:	December 15, 2004 (the “Effective Date”)

BACKGROUND:

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions to its key management personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interests of the Company and its stockholders to retain the services of the Executive in the event of a threat or the occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal, financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in connection with a Change in Control and certain terminations of employment following a Change in Control.

NOW, THEREFORE, intending to be legally bound, and in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below. Other capitalized terms are defined elsewhere in this Agreement.

1.1. “Accrued Compensation” means all compensation, benefit payments, reimbursements and other amounts earned by, payable to or accrued for the Executive through and including the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (a) base salary, (b) the annual executive incentive compensation (“EIC”) amount at goal (fourth quartile for corporate EIC plans), pro-rated (based solely on elapsed time) to the Termination Date, (c) vacation pay, and (d) reimbursable business expenses incurred by the Executive on behalf of the Company.

1.2. “Applicable Multiplier” means             .

1.3. “Base Amount” means the Executive’s annual base salary at the rate in effect on the Termination Date, or such higher rate in effect immediately before any reduction thereof that constituted Good Reason (as hereinafter defined).

1.4. “Bonus Amount” means the Executive’s annual EIC amount at goal (fourth quartile for corporate EIC plans) for the year during which the Termination Date occurs, or such higher amount in effect immediately before any reduction thereof that constituted Good Reason.

1.5. “Cause” means the occurrence of the events described in the following subsections (a) through (c), provided that no act or failure to act by the Executive shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company:

(a) at least seventy-five percent (75%) of the members of the Board determined in good faith that the Executive (i) was guilty of gross negligence or willful misconduct in the performance of his or her duties for the Company (other than due to illness or injury suffered by the Executive or a member of his or her family, or comparable personal problem), or (ii) breached or violated, in a material respect, any agreement between the Executive and the Company or any material policy in the Company’s Business Conduct and Compliance Program (as amended from time to time), or (iii) committed an act of dishonesty or breach of trust, or is convicted of a crime, and the result of such dishonesty, breach of trust, conviction or crime is that there is material or potentially material financial or reputational harm to the Company; and

(b) such determination was made at a duly convened meeting of the Board (i) of which the Executive received written notice at least ten (10) days in advance, which notice shall have set forth in reasonable detail the facts and circumstances claimed to provide a basis for a finding that one of the events described in subsection (a) above occurred, and (ii) at which the Executive had a reasonable opportunity to make a statement and answer the allegations against him or her; and

(c) either (i) the Executive was given a reasonable opportunity to take remedial action but failed or refused to do so, or (ii) at least seventy-five percent (75%) of the members of the Board also determined in good faith, at such meeting, that an opportunity to take remedial action would not have been meaningful under the circumstances.

1.6. “Change in Control” means any of the events described in the following subsections (a) through (f):

(a) The occurrence of any event that would, if known to the Company’s management, be required to be reported by the Company under Item 5.01(a) of Form 8-K pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); or

(b) The acquisition or receipt, in any manner, by any person (as defined for purposes of the Exchange Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the Exchange Act) of twenty percent (20%) or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company; provided that the following shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or any of its affiliates, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or

(c) A change in the constituency of the Board with the result that individuals (the “Incumbent Directors”) who are members of the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board; provided that any individual who is elected to the Board after the Effective Date and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board; or

(d) Consummation of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or reorganization; or

(e) A complete liquidation or dissolution of the Company; or

(f) A sale, exchange or other disposition or transfer of all or substantially all of the Company’s business or assets, other than pursuant to a spin-off or comparable transaction in which the transferee is controlled by the Company or its existing stockholders immediately prior to such transfer.

1.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any replacement or successor provisions of United States tax law.

1.8. “Company” means SunGard Data Systems Inc. and its Successors and Assigns (as hereinafter defined) (“SDS”) and all subsidiaries of SDS and their respective Successors and Assigns, provided that “Board” shall refer only to the board of directors of SDS and not to the board of directors of any subsidiary thereof.

1.9. “Disability” means (a) the Executive has suffered a physical or mental illness or injury that impairs the Executive’s ability to substantially perform the Executive’s full-time duties with the Company for a period of one hundred eighty (180) consecutive days and that qualifies the Executive for benefits under the Company’s group long-term disability plan, and (b) the Executive has not substantially returned to full time employment before the Termination Date specified in the Notice of Termination (as hereinafter defined).

1.10. “Equity Award” means any performance accelerated stock option (“PASO”), regular stock option, restricted stock award or other equity incentive award of any type granted by the Company to the Executive, whether granted before, on or after the Effective Date, as the same may be adjusted or converted as a result of any recapitalization, stock dividend, spin-off or similar event.

1.11. “Equity Plan” means any stock option plan, restricted stock plan or other equity incentive or equity compensation plan of the Company.

1.12. “Excise Tax” means the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law.

1.13. “Good Reason” means the occurrence, without the Executive’s express prior written consent (which may be withheld for any reason or no reason), of any of the events or conditions described in the following subsections (a) through (g), provided that upon the first occurrence of any such event or condition, the Executive shall have given Notice of Termination to the Company and the Company shall not have fully corrected the situation within ten (10) days after such Notice of Termination is given:

(a) A reduction by the Company in the Executive’s base salary; or

(b) A reduction or negative change by the Company in the type or level of compensation and benefits (other than base salary) to which the Executive is entitled, other than any such reduction or change that is part of and consistent with a general reduction or change applicable to all officers of the Company unrelated to a Change in Control; or

(c) A failure by the Company to pay or provide to the Executive any compensation or benefits to which the Executive is entitled; or

(d) A change in the Executive’s status, positions, titles, offices or responsibilities that constitutes a material and adverse change from the Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such change; or the assignment to the Executive of any duties or responsibilities that are substantially inconsistent with the Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such assignment; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, titles or offices; provided that termination of the Executive’s employment by the Company for Cause, by the Executive other than for Good Reason (as defined in any of the other subsections of this Section 1.13) or as a result of the Executive’s death or Disability shall not be deemed to constitute or result in Good Reason under this Section 1.13(d); or

(e) (i) If the Executive was based at the Company’s principal executive offices in Wayne, Pennsylvania, as of the Effective Date, the Company changing the location of its principal executive offices to a location more than thirty (30) miles from the location of such offices as of the Effective Date, or the Company’s requiring the Executive to be based at a location other than its principal executive offices; or (ii) if the Executive was based at a Company location in Manhattan as of the Effective Date, the Company requiring the Executive to be based at a location outside Manhattan; or (iii) if the Executive was not based at the Company’s principal executive offices or at a Company location in Manhattan as of the Effective Date, the Company’s requiring the Executive to be based at any location which results in the Executive’s regular commuting distance being 30 or more miles greater than the Executive’s regular commuting distance as of the Effective Date; provided that in all such cases the Company may require the Executive to travel on Company business including being temporarily based at other Company locations as long as such travel is reasonable and is not materially greater or different than the Executive’s travel requirements as of the Effective Date; or

(f) Any material breach by the Company of this Agreement or any other agreement between the Company and the Executive; or

(g) The failure by the Company to obtain, before a Change in Control or Spin-off (as hereinafter defined) occurs, an agreement in writing from any Successors and Assigns, or from the Post-Spin Entity (as hereinafter defined), to assume and agree to perform this Agreement, as contemplated in Section 7.

1.14. “Including” (whether or not capitalized) means including but not limited to.

1.15. “Notice of Termination” means a written notice of termination of the Executive’s employment with the Company, which notice specifies the Termination Date (as hereinafter defined), identifies the specific termination provision of this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such provision of this Agreement.

1.16. “Potential Change in Control Period” means the period beginning ninety (90) days before the date of execution of a binding agreement with respect to a transaction that, if completed, would constitute or result in a Change in Control, and ending on the date immediately following the date of the Change in Control or the date on which such agreement is fully terminated or the transaction contemplated therein is otherwise completely abandoned.

1.17. “Successors and Assigns” means a corporation or other entity acquiring or succeeding to all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

1.18. “Termination Date” means (a) in the case of the Executive’s death, the date of the Executive’s death, (b) in the case of a termination by the Executive for Good Reason, the last day of the Executive’s employment, which shall be no sooner than thirty (30) days after the Executive submits the Notice of Termination, and (c) in all other cases, the date specified in the Notice of Termination; provided that if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to the Executive and such Notice of Termination shall not be effective if the Executive shall have substantially returned to the full-time performance of the Executive’s duties during such period of at least thirty (30) days.

1.19. “Total Payments” (individually referred to as a “Payment”) means the payments (including the Tax Gross-Up Payments as hereinafter defined) and benefits (including any accelerated vesting of Equity Awards) received or to be received by the Executive in connection with or as a result of an actual or potential Change in Control, whether pursuant to this Agreement or any other agreement, plan, program or arrangement of or with the Company, any entity whose actions result in a Change in Control, or any affiliate of the Company or any such entity.

2. Term and Effect of Agreement.

2.1. Term of Agreement. The term of this Agreement shall begin as of the Effective Date and shall continue until December 31, 2007, provided that on December 31, 2006 and on the last day of each subsequent calendar year, the term of this Agreement shall be automatically extended for one (1) year unless, at least ninety (90) days before such year-end date, the Company or the Executive gives written notice to the other that the term of this Agreement shall not be so extended; and provided further that, notwithstanding any such non-extension notice, the term of this Agreement shall not expire during (a) a Potential Change in Control Period, (b) the two (2) year period beginning on the date of a Change in Control (including a Change in Control that occurs during a Potential Change in Control Period), or (c) such longer period following a Change in Control until all of the Company’s obligations under Sections 4 and 5 have been satisfied and all of the Executive’s obligations under Section 6.3 have been satisfied.

2.2. No Implied Employment Rights. Nothing in this Agreement shall alter the Executive’s status as an “at will” employee of the Company or be construed to imply that the Executive’s employment with the Company is guaranteed for any period of time; provided that the Company shall comply with the applicable provisions of this Agreement if it desires to terminate the Executive’s employment during a Potential Change in Control Period or during the two (2) year period beginning on the date of a Change in Control.

3. Notice of Termination. During a Potential Change in Control Period and during the two (2) year period beginning on the date of a Change in Control, any purported termination of the

Executive’s employment by the Company shall be communicated to the Executive by means of a Notice of Termination under this Agreement, and no such purported termination shall be effective unless the Executive receives a Notice of Termination under this Agreement. Any Notice of Termination by the Company that does not substantially satisfy the requirements of Section 1.15 shall constitute a Notice of Termination without Cause. Any Notice of Termination by the Executive that does not substantially satisfy the requirements of Section 1.15 shall constitute a Notice of Termination other than for Good Reason. The Executive’s right to terminate his or her employment with the Company for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness or injury. The Executive’s continued employment with the Company shall not constitute a consent to, or a waiver of any rights with respect to, any act or omission of the Company that constitutes Good Reason.

4. Change in Control Benefits.

4.1. Compensation and Benefits following Termination. If, during a Potential Change in Control Period or during the two (2) year period beginning on the date of a Change in Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive shall be entitled to all of the following compensation and benefits:

(a) The Company shall pay the Executive a cash payment in an amount equal to the Applicable Multiplier times the sum of (i) the Base Amount and (ii) the Bonus Amount.

(b) The Company shall pay the Executive all Accrued Compensation.

(c) During the period beginning on the Termination Date and continuing past the end of the calendar month during which the Termination Date occurs for a number of calendar months equal to twelve (12) times the Applicable Multiplier (the “Continuation Period”), the Company shall, at its expense, continue on behalf of the Executive (and the Executive’s dependents and beneficiaries) the retirement, life insurance, long-term disability, medical, dental and other group health benefits and plans (i) provided to the Executive at any time during the Potential Change in Control Period or at any time on or after the date of a Change in Control, or (ii) provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The benefits and coverage (including employee deductibles and costs) provided pursuant to this Section 4.1(c) during the Continuation Period shall be no less favorable to the Executive (and the Executive’s dependents and beneficiaries) than the most favorable of such benefits and coverage in effect during any of the periods referred to in clauses (i) and (ii) above. This Section 4.1(c) shall not be interpreted so as to limit any benefits to which the Executive (or the Executive’s dependents or beneficiaries) may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including retirement, life insurance, disability and medical benefits. The Executive may elect, by giving written notice to the Company within sixty (60) days after the Termination Date, to waive the benefits continuation under this Section 4.1(c) and receive in full satisfaction thereof a one-time taxable cash payment in an amount equal to the Applicable Multiplier times seventy-five thousand dollars ($75,000).

(d) The Executive shall be eligible for comprehensive outplacement assistance up to a maximum cost equal to twenty percent (20%) of the Base Amount, payable by the Company within one (1) year after the Termination Date directly to an outside vendor selected by the Executive. The Executive may elect, by giving written notice to the Company within sixty (60) days after the Termination Date, to waive the assistance due under this Section 4.1(d) and receive in full satisfaction thereof a one-time taxable cash payment in an amount equal to 20% of the Base Amount.

4.2. Compensation and Benefits following Disability. If, during a Potential Change in Control Period or during the two (2) year period beginning on the date of a Change in Control, the Executive is unable to substantially perform his or her full-time duties with the Company as a result of any physical or mental illness or injury, then the Company shall continue to pay the Executive’s base salary and shall continue to provide to the Executive all other compensation and benefits then in effect, unless and until the Executive’s employment is terminated by the Company for Disability in accordance with the applicable provisions of this Agreement.

4.3. Equity Awards. If, during a Potential Change in Control Period, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, or if a Change in Control occurs (irrespective of whether the Executive’s employment is terminated), then notwithstanding any contrary provision contained in any of the Executive’s outstanding Equity Awards or in any of the Company’s Equity Plans, (a) all of the Executive’s outstanding Equity Awards other than PASOs shall become immediately fully vested, all restrictions set forth in such Equity Awards related to the passage of time and/or continued employment shall immediately lapse, and all option shares and other rights exercisable under such Equity Awards shall immediately become fully exercisable, and (b) with respect to each of the Executive’s outstanding PASOs, (i) if the performance period shall not have been completed, then a prorated number of the total PASO shares (based solely upon the elapsed time from the beginning of such performance period) shall become immediately vested and exercisable, (ii) if the performance period shall have been completed, then all PASO shares already subject to accelerated vesting pursuant to the terms of the PASO (if any) shall become immediately vested and exercisable, and (iii) otherwise, there shall not be any acceleration of vesting or exercisability of the PASO shares.

4.4. Payments and Withholdings. The amounts provided for in Sections 4.1(a) and 4.1(b) shall be paid in a single lump sum cash payment within ten (10) days after the Termination Date (or earlier, if required by applicable law). The amounts provided for in Sections 4.1(c) and 4.1(d) shall be paid in a single lump sum cash payment within ten (10) days after the Executive gives notice of the applicable election described in such Sections. All payments made pursuant to this Agreement (including Tax Gross-Up Payments) shall be subject to applicable withholdings of income, excise and employment taxes and any other applicable payroll deductions such as the employee contributions to the cost of group health benefits.

4.5. Release. Upon receipt of the payment due to the Executive under Section 4.1(a), the Executive shall immediately deliver to the Company a release, in the form provided by the Company and reasonably acceptable to the Executive, in which the Executive releases all wrongful termination, discrimination and other claims against the Company relating to the Executive’s employment or termination of employment with the Company, provided that such release shall expressly exclude (a) claims under this Agreement or any other agreement between the Company and the Executive, (b) claims for benefits under benefit plans in which the Executive (and the Executive’s dependents and beneficiaries) continues to participate or has the right to continue to participate, (c) claims for indemnification as a former director, officer and/or employee of the Company or any of its subsidiaries, and (d) claims as a stockholder or option holder of the Company or other claims arising from any other relationship between the Company and the Executive other than the employment relationship.

4.6. No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to the Executive in any subsequent employment or from any other source. Notwithstanding the foregoing, if, during the Continuation Period, the Executive begins to receive group health benefits from another employer that substantially duplicate health benefits being provided by the Company pursuant to Section 4.1(c), then the Executive shall promptly notify the Company of the duplicate benefits and the Company may discontinue the duplicate benefits being provided pursuant to Section 4.1(c), but only to the extent that such discontinuation would not negatively affect other, non-duplicative benefits being provided thereunder.

4.7. No Impact on Other Benefits, Programs and Agreements. The payments and benefits provided for in this Section 4 and elsewhere in this Agreement shall not limit any additional or other benefits to which the Executive may be entitled (except pursuant to any severance or termination plan, program, policy or practice to the extent relating to Change in Control). Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any bonus plan, incentive plan, fringe benefit, or other plan or program provided by the Company (except for any severance or termination plan, program, policy or practice to the extent relating to Change in Control) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company. Amounts that are or become vested benefits or that the Executive otherwise is or becomes entitled to receive under any outstanding Equity Award, bonus plan, incentive plan, fringe benefit, or other plan or program provided by the Company shall be paid or provided in accordance therewith, except as explicitly modified by this Agreement.

5. Tax Gross-Up Payments.

5.1. Amount. If any of the Total Payments will be subject to the Excise Tax, then the Company shall pay to the Executive one or more additional cash payments (the “Tax Gross-Up Payments”) in such amounts so that the net cash amount retained by the Executive, after deduction or payment of (a) the Excise Tax imposed on the Total Payments (including the Excise Tax imposed on the Tax Gross-Up Payments) and (b) all federal, state and local income and FICA taxes imposed upon the Tax Gross-Up Payments, shall equal the excess of the Total Payments over the Tax Gross-Up Payments (it being understood that this is a circular definition that requires a reiterative calculation).

5.2. Method of Determination. One or more determinations (each a “Tax Determination”) as to (a) whether any of the Total Payments will be subject to the Excise Tax, (b) the amount of the Excise Tax imposed thereon, and (c) the calculation of the related Tax Gross-Up Payment shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company). For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that, in the written opinion of tax counsel selected (and paid for) by the Company and reasonably acceptable to the Executive (“Tax Counsel”), certain Payments do not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and to the extent that, in the written opinion of Tax Counsel, such excess parachute payments represent reasonable compensation for services actually rendered (within the meaning of Section 280G of the Code) or are otherwise not subject to the Excise Tax. For purposes of determining the amount of any Tax Gross-Up Payment, the Executive shall be deemed to pay (x) federal income tax at the highest marginal rate in effect for the calendar year during which such Tax Gross-Up Payment is to be made, (y) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (z) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of the Executive’s principal residence as of the Termination Date, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the Total Payments made to the Executive during such calendar year.

5.3. Finalization and Payment. An initial Tax Gross-Up Payment shall be made to the Executive within ten (10) days after the Termination Date; provided that if the amount thereof cannot be fully determined by the tenth (10th) day after the Termination Date, the Company shall pay to the Executive by such day an estimate of such payment, determined by the Company reasonably and in good faith, and the Company shall pay to the Executive the remainder of such payment (if any) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Termination Date. Whenever any Tax Gross-Up Payment (or estimate thereof) is made to the Executive, the Company shall provide to the Executive the Company’s Tax Determination related to such payment, together with detailed supporting calculations and explanations and, if applicable, opinions of Tax Counsel. The Executive shall have the right to dispute any Tax Determination (a “Tax Dispute”) by so notifying the Company within fifteen (15) days after receiving such Tax Determination and the required supporting documentation. Each Tax Determination shall become final and binding upon the parties (a) if there is no Tax Dispute, at the end of such fifteen (15) day period, without change, or (b) if there is a Tax Dispute, upon final resolution of such Tax Dispute, with such changes as may result from such Tax Dispute. Other than the initial Tax Gross-Up Payment as provided for above, any Tax Gross-Up Payment due from the Company to the Executive shall be paid within five (5) days after the related Tax Determination becomes final and binding, provided that, in the event of a Tax Dispute, any undisputed portion of the Tax Gross-Up Payment shall be paid within five (5) days after the Executive notifies the Company of the Tax Dispute.

5.4. Underpayments and Overpayments. The parties acknowledge that, as a result of potential uncertainties in the application of the provisions of the Code dealing with the Excise Tax, it is possible that Tax Gross-Up Payments should have been made by the Company but were not (an “Underpayment”) or that Tax Gross-Up Payments made by the Company should not have been made (an “Overpayment”). In either such event, the Company shall make a Tax Determination of the amount of the Underpayment or Overpayment that has occurred, and the Executive shall have the right to initiate a Tax Dispute related thereto. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of amended returns and claims for refunds), follow the Company’s reasonable instructions and otherwise reasonably cooperate with the Company to correct such Overpayment.

6. Restrictive Covenants.

6.1. Non-disclosure. At all times after the Effective Date and continuing at all times after the Termination Date, the Executive will not disclose to anyone outside the Company, or use for the benefit of anyone other than the Company, any confidential or proprietary information relating to the Company’s business, whether acquired by the Executive before, during or after employment with the Company. The Executive acknowledges that the Company’s proprietary and confidential information includes, by way of example: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non public financial information; and

(h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies. The provisions of this Section 6.1 shall survive any termination or expiration of this Agreement.

6.2. Works and Ideas. The Executive will promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, and other ideas and inventions (collectively, “Works and Ideas”) pertaining to the Company’s business in any material respect, whether or not patentable or copyrightable, that are made, written, developed or conceived by the Executive, alone or with others, at any time (during or after business hours) while the Executive is employed by the Company or during the three months after the Termination Date. The Executive acknowledges that all of those Works and Ideas will be the Company’s exclusive property, and hereby assigns and agrees to assign all of the Executive’s right, title and interest in those Works and Ideas to the Company. The Executive will sign all documents that the Company reasonably requests to confirm its ownership of those Works and Ideas, and will reasonably cooperate with the Company, at the Company’s expense, to allow the Company to take full advantage of those Works and Ideas.

6.3. Non-competition and Non-solicitation. If the Executive’s employment with the Company is terminated under circumstances that require the Company to provide compensation and benefits to the Executive pursuant to Section 4.1, then provided that the Company has not defaulted upon any of its obligations under Section 4.1 or other provisions of this Agreement, the Executive shall not, directly or indirectly, at any time during the Continuation Period, (a) render any material services for any organization, or engage in any business, that competes with the Company in any material respect, or (b) solicit or contact, for the purpose or with the effect of competing with the Company in any material respect (i) any customer or acquisition target under contract with the Company at any time during the last two years of the Executive’s employment with the Company, (ii) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from the Company at any time during the last two years of the Executive’s employment with the Company, (iii) any affiliate of any such customer or prospect, (iv) any of the individual contacts at customers or acquisition targets established by the Company, the Executive or others at the Company during the period of the Executive’s employment with the Company, or (v) any individual who is an employee or independent contractor of the Company at the time of the solicitation or contact or who was an employee or independent contractor of the Company within three months before such time.

6.4. Injunctive Relief. The Executive acknowledges that his or her failure to perform any of the covenants in this Section 6 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Section 6, the Executive consents to the entry of an injunction to restrain any breach of this Section 6.

7. Successors and Assigns; Binding Agreement.

7.1. General Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Company, and its Successors and Assigns. The Company shall require any Successors and Assigns to expressly assume and agree in writing to be bound by this Agreement and to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would have been required to perform such obligations had no succession or assignment taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive’s beneficiaries or legal or personal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and his or her heirs, estate, beneficiaries and legal and personal representatives.

7.2. Spin-off. If SDS completes the contemplated spin-off of its Availability Services business (which was announced on October 4, 2004) or any comparable transaction (“Spin-off”), then (a) on or before the date of completion of the Spin-off (“Completion Date”), SDS shall require the publicly traded parent entity resulting from the Spin-off (“Spin Entity”) to expressly join and agree in writing to be bound by this Agreement as an additional party hereto; (b) after the Completion Date, the respective obligations of SDS and the Spin Entity under this Agreement shall depend upon whether the Executive is an employee of SDS or one of its subsidiaries, or of the Spin Entity or one of its subsidiaries (in either case, the one where the Executive is employed is referred to as the “Post-Spin Employer,” the other is referred to as the “Other Post-Spin Company,” and the two together are referred to as the “Post-Spin Companies”), provided that, if the executive transfers from one to the other within two (2) years after the Completion Date, thereafter the new employer shall be considered the Post-Spin Employer and the prior employer shall be considered the Other Post-Spin Company; (c) the parties acknowledge that, as a result of the Spin-off, the Executive’s Equity Awards outstanding as of the Completion Date will be converted into Equity Awards in both of the Post-Spin Companies; (d) after the Completion Date, except as provided in Section 7.2(f), only the Post-Spin Employer shall be considered “the Company” for purposes of this Agreement and in particular the provisions of Section 4 (other than Section 4.3) shall apply only to a Change in Control of (or Potential Change in Control Period with respect to) the Post-Spin Employer; (e) if, during a Potential Change in Control Period with respect to the Post-Spin Employer, the Executive’s employment is terminated by the Post-Spin Employer without Cause or by the Executive for Good Reason, or if a Change in Control of the Post-Spin Employer occurs (irrespective of whether the Executive’s employment is terminated), Section 4.3 will apply to the Executive’s Equity Awards in both of the Post-Spin Companies; (f) if, during a Potential Change in Control Period with respect to the Other Post-Spin Company, the Executive’s employment is terminated by the Post-Spin Employer without Cause or by the Executive for Good Reason, or if a Change in Control of the Other Post-Spin Company occurs (irrespective of whether the Executive’s employment is terminated), Section 4.3 will apply only to the Executive’s Equity Awards in the Other Post-Spin Company.

8. Dispute Resolution and Legal Fees.

8.1. Arbitration. Any dispute or controversy arising under this Agreement, or involving any alleged breach of this Agreement, or involving the subject matter, interpretation or application of any provision of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the City of Philadelphia, Pennsylvania, in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Notwithstanding the foregoing, either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to seek injunctive relief. Any such action must be brought in the state or federal courts located in the Eastern District of the Commonwealth of Pennsylvania, and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts for such purposes.

8.2. Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL ARBITRABLE CLAIMS.

8.3. No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, the Company shall not withhold any payments or benefits due to the Executive, whether under this Agreement or otherwise, except for the specific portion of any payment or benefit that is the subject of a bona fide dispute between the parties. If any such dispute or controversy arises before the Termination Date, or concerns whether an effective Notice of Termination was given, or concerns when the Termination Date is, or a similar matter, then the Company shall continue to pay the Executive’s compensation and provide the Executive’s benefits, as in effect before the dispute arose, until final resolution of the dispute.

8.4. Legal Fees and Expenses. The Company shall pay or reimburse the Executive on an after-tax basis for all costs and expenses (including court and arbitration costs and reasonable legal fees and expenses that reflect common practice with respect to the matters involved) incurred by the Executive as a result of any claim, action or proceeding arising out of this Agreement or the contesting, disputing or enforcing of any provision, right or obligation under this Agreement, except where it is finally determined that the Executive’s position was substantially without merit and asserted in bad faith.

9. Other Provisions.

9.1. Notice. All notices and all other communications provided for in this Agreement (including any Notice of Termination) shall be in writing and shall be deemed to be duly given, delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day after it is sent (as evidenced by the receipt of a reputable personal delivery service); (b) if mailed by certified or registered mail, postage prepaid, return receipt requested, four (4) business days after such mailing (as evidenced by the receipt for the certified or registered mail); (c) if sent by overnight delivery service, delivery charges prepaid, on the second business day after it is sent (as evidenced by the receipt of a reputable overnight delivery service); or (d) if sent by fax or e-mail, on the business day after it is sent, if confirmed within forty-eight (48) hours thereafter by a signed original sent in one of the manners set forth in clauses (a) through (c) above. Notices shall be addressed to the parties at their respective addresses last given by each party to the other, and all notices to the Company shall be directed to the attention of the Chairman of the Board with a copy to the Secretary. Each party shall keep the other informed of its current mailing address, street address (if different), fax number (if available) and e-mail address.

9.2. Entire Agreement. The terms of this Agreement are intended to be the final expression of the parties’ agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous, oral or written, agreement or discussions between the parties. Notwithstanding the foregoing, this agreement shall not have any effect upon any other employee agreement, confidentiality agreement, Equity Awards, EIC plans, benefit plans and other arrangements in effect between the Company and the Executive other than as expressly provided for in this Agreement. No provision of any future Equity Award, EIC plan or other contract between the Company and the Executive (“Future Provision”) shall constitute a modification to any provision of this Agreement, even if the Future Provision is inconsistent with a provision of this Agreement, unless and only to the extent that the Future Provision specifically refers to this Agreement and includes a statement that the parties expressly intend to modify a provision of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

9.3. Modification, Waiver and Discharge. No provision of this Agreement may be modified, waived or discharged, unless such modification, waiver or discharge is in writing and signed by the party against whom enforcement is sought, and any such modification, waiver or discharge shall be narrowly construed to apply only to the specific circumstances in which it is given and not to any other similar or dissimilar circumstances or at any other time. No failure to exercise or delay in exercising any power, right, privilege or remedy under this Agreement, and no course of dealing between the parties with respect to any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy under this Agreement.

9.4. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, then the court or other authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.5. Headings. Section and subsection headings are for convenience of reference only and shall not constitute part of this Agreement or affect the interpretation of this Agreement.

9.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original of this Agreement and all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

9.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED SOLELY THEREIN.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

SunGard Data Systems Inc.

By:
Cristóbal Conde, CEO and President

Executive:

Name:

Title:

Location: